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                                      EXHIBIT 1

                               MANAGEMENT STOCKHOLDERS


                                            Shares              Percent
                                            ------              -------

Stewart B. Gold                             600,000               75%

Scott Rifkin                                100,000             12.5%

Alan Kimmel                                 100,000             12.5%